Exhibit 99.1

99¢ ONLY STORES® REPORTS FOURTH QUARTER FISCAL 2009 CONSOLIDATED EARNINGS PER SHARE OF $0.10 VERSUS A LOSS OF $0.06 IN FOURTH QUARTER FISCAL 2008

•	Fourth Quarter Fiscal 2009 Consolidated Net Income of $7.0 million, or $0.10 Per Share versus Net Loss of $4.4 million, or ($0.06) Per Share in Fourth Quarter Fiscal 2008

•	Full Year Fiscal 2009 Consolidated Net Income of $8.5 million, or $0.12 Per Share versus Consolidated Net Income of $2.9 million, or $0.04 Per Share in Fiscal 2008

CITY OF COMMERCE, California – June 9, 2009 - 99¢ Only Stores® (NYSE:NDN) (the “Company”) announces its financial results for the fourth quarter and full-year fiscal 2009 ended March 28, 2009.  The Company plans to file its Form 10-K for fiscal 2009 tomorrow, June 10, 2009.

Highlights for Fourth Quarter Fiscal 2009 versus Fourth Quarter Fiscal 2008:

▪	Retail sales for the Company’s consolidated operations (including Texas) increased by 13.6% to $319.0 million and same-store sales increased 6.2%

▪	Consolidated gross margin increased by 210 basis points to 39.3% of sales

▪	Product cost decreased by 70 basis points to 56.8% overall

▪	Shrinkage and scrap decreased 150 basis points to 3.4% overall and 3.0% in non-Texas operations

▪	Consolidated operating expenses decreased by 360 basis points to 33.9% of sales

▪	Retail operating costs decreased 240 basis points to 23.7% overall and 23.1% in non-Texas operations

▪	Distribution and transportation costs decreased 80 basis points to 5.3% overall and 90 basis points to 5.0% in non-Texas operations

▪	Corporate G&A costs decreased 70 basis points to 4.2%

▪	Consolidated Net Income (including Texas) increased by $11.4 million to $7.0 million, or $0.10 per diluted share versus a net loss of $4.4 million, or ($0.06) per diluted share

Eric Schiffer, CEO of 99¢ Only Stores®, stated, “We are pleased with our fourth quarter performance.  We improved both our top and bottom line results through the continued success of our long-term profit improvement plan initiatives.  In the fourth quarter, our consolidated results improved substantially over the prior fiscal year with our non-Texas operations exceeding our planned profit improvement goals announced in February 2008 across the board.  We experienced meaningful increases in sales concurrent with improvements in operating efficiencies including a year-over-year reduction in retail operating costs of 240 basis points, well ahead of our original fiscal 2009 goal.  It is gratifying to report that we successfully implemented labor saving changes in our stores without compromising our high housekeeping and visual appeal standards.  We also achieved a 150 basis points decline in overall shrinkage and scrap despite an increase in sales of perishable grocery items which are more susceptible to spoilage.  In logistics, the benefits from our racking, new operational systems, transportation efficiencies and labor management have reduced distribution and transportation costs to 5.3% of sales, also well ahead of our original fiscal 2009 goal.  In addition, in keeping with the current economic environment, we reduced G&A expenses to 4.2% of sales.  We are pleased that our profit improvement programs are bearing fruit and we believe we are well on track to achieve our short term and long term profit improvement plan.”

Mr. Schiffer continued, “We continue to experience solid traffic trends and remain well-positioned to capitalize on the current economic situation by offering consumers remarkable savings on everyday household items.  Although we are unsure how much of a positive impact the challenging economy will have on our sales, we do believe 99¢ Only Stores, similar to other consumable-oriented, value-focused retailers such as Wal-Mart, is well positioned to benefit from the recessionary economy.”

Mr. Schiffer concluded, “Our decision in February 2009 to suspend our exit from the Texas market for up to six months does not diminish our commitment to evaluate our use of capital and our long-term focus on improving our return on investment across all our operations.  In Texas, with the closing of 14 underperforming stores, many of the remaining stores have picked up significant sales.  Although we only have several weeks of data following Easter to evaluate, we believe the current group of 34 Texas stores is achieving a run-rate today exceeding $3.0 million in annual sales per store, compared to approximately $2.6 million for the 48 stores operating last summer.  We will continue to closely monitor both sales and other financial results in Texas to enable us to make the right strategic decisions regarding this market. We currently plan to update our shareholders during our earnings call in early August when we discuss our earnings for the first quarter of fiscal 2010.”

Consolidated Results (including Non-Texas and Texas operations)

Net consolidated sales for the fourth quarter of fiscal 2009 were $329.2 million, a 13.3% increase compared to net sales of $290.5 million for the fourth quarter of fiscal 2008.  Same-store sales for the fourth quarter of fiscal 2009 increased 6.2% versus the fourth quarter of fiscal 2008.  The fourth quarter of fiscal 2009 contained 91 selling days compared to 89 selling days in the fourth quarter of fiscal 2008 due to the Company’s change to a retail calendar at the beginning of fiscal 2009.  Beginning in fiscal 2010, comparisons will be for the same number of weeks per period with each quarter starting on a Sunday and ending on a Saturday.

Consolidated gross profit for the fiscal 2009 fourth quarter was $129.4 million, compared to $108.1 million in the fourth quarter of the prior fiscal year.  The Company's consolidated gross profit margin was 39.3% in the fiscal 2009 fourth quarter versus 37.2% in the fourth quarter of the prior fiscal year.

Selling, general, and administrative expenses were $111.6 million, or 33.9% of consolidated sales, in the fiscal 2009 fourth quarter versus $108.9 million, or 37.5% of sales, in the fourth quarter of the prior year.

Consolidated operating income for the fourth quarter of fiscal 2009 was $9.8 million, compared to an operating loss of $9.4 million in the fourth quarter of fiscal 2008.  Operating income as a percentage of sales increased 620 basis points to 3.0% in the fourth quarter of fiscal 2009 versus negative 3.2% in the comparable period last year.

Net income for the fourth quarter of fiscal 2009 increased to $7.0 million, or $0.10 per diluted share, compared to a net loss of $4.4 million, or ($0.06) per diluted share, for the fourth quarter of fiscal 2008.

For the full fiscal year ended March 28, 2009, net sales were $1,302.9 million, compared to net sales of $1,199.4 million for fiscal 2008.  Retail sales for fiscal 2009 were $1,262.1 million compared to $1,158.9 million for fiscal 2008.  Same-store sales increased 3.7% in fiscal 2009.  Net income for fiscal 2009 was $8.5 million, or $0.12 per diluted share, compared to net income of $2.9 million, or $0.04 per diluted share, in fiscal 2008.  The fiscal 2009 net income results include a Texas leasehold asset impairment charge of $10.1 million, severance payments of $1.4 million and lease termination costs of $1.3 million relating to the Company’s previously announced plan to exit its Texas operations and store closures in Texas as further explained below.

During fiscal 2009, the Company opened 19 stores, 13 in California, three in Arizona, two in Texas, and one in Nevada.  The Company closed five stores in Texas during fiscal 2009 including one store due to a hurricane which was re-opened in May 2009.  The Company also closed 10 underperforming stores in Texas between March 29 and April 13, 2009.

During the first quarter of fiscal 2010, the Company opened one California store in April, reopened the aforementioned Texas store, and will open one California store on June 25.  The Company currently operates 271 stores, with 200 stores in California, 34 in Texas, 25 in Arizona, and 12 in Nevada.  During fiscal 2010, the Company plans to open a total of approximately 15 stores, with the majority of these stores expected to be opened in California in the second half of fiscal 2010.

Management Analysis of Texas and Non-Texas Operations

In today’s release, in addition to its consolidated results, the Company provides a report and analysis of both its non-Texas operations (which comprise all of its operations in California, Arizona, and Nevada and generate approximately 90% of its retail sales revenue) and its Texas operations as further explained herein.

The Company will report tomorrow, June 10, 2009, the results of its Texas operations on a consolidated basis with its non-Texas operations in accordance with GAAP in its Annual Report on Form 10-K for fiscal 2009.  The Company is also providing a management analysis of its quarterly operating results for non-Texas and Texas operations and reconciliation to its GAAP consolidated results in Table 1 and Table 2 at the end of this release.  In light of the Company’s previously announced plan to exit the Texas market and the subsequent suspension of this plan for up to six months, the Company believes it is more meaningful for investors to review an analysis of its results of operations separately for non-Texas and Texas operations in addition to its consolidated results.  The analysis for Texas operations provided in Table 1 for the fourth quarter of both fiscal 2009 and fiscal 2008, and also in Table 2 for fiscal year 2009, includes only revenues and expenses incurred directly in our Texas operations, with no allocation of costs incurred in the California distribution centers or corporate offices, which are not material to non-Texas results but may be material to Texas results.  During the fourth quarter of fiscal 2009, Texas stores were operated under unusual conditions, with 14 stores planned for closure or closed, and thus these quarterly results are not indicative of the cost structure that would be incurred for an ongoing operation of the 34 stores that remain open.  When stores (and potentially other facilities) in Texas are sold or cease operations, including the Texas stores closed through mid-April 2009, the operating results for those locations are and will be reported utilizing the accounting treatment for store closings and fixed asset sales as appropriate.  One-time Texas market costs including store closing costs are reported in the Table 1 and 2 analyses in Other under SG&A Expenses.  These non-GAAP financial measures should be viewed in addition to, and not as an alternative to, the Company’s consolidated financial statements prepared in accordance with GAAP.

Fourth Quarter Analysis of Non-Texas Operations

Highlights for Fourth Quarter Fiscal 2009 versus Fourth Quarter Fiscal 2008:

▪	Retail sales in the Company’s non-Texas retail operations increased by 14.3% to $289.6 million and same-store sales increased 6.0%

▪	Non-Texas gross margin increased by 210 basis points to 39.9% of sales

▪	Product cost decreased by 70 basis points to 56.7%

▪	Shrinkage and scrap decreased 150 basis points to 3.0%

▪	Non-Texas operating expenses decreased by 420 basis points to 33.0% of sales

▪	Retail operating costs decreased 240 basis points

▪	Distribution and transportation costs decreased 90 basis points

▪	Corporate G&A costs decreased 80 basis points

▪	Non-Texas operating income increased to $14.1 million, or 4.7% of sales, from an operating loss of $4.6 million, an increase in operating income of $18.7 million.

Gross profit for the Company’s non-Texas operations was $119.1 million in the fourth quarter of fiscal 2009, compared to $98.9 million the fourth quarter of fiscal 2008.  This equates to a gross profit margin of 39.9% for the fourth quarter of fiscal 2009, a 210 basis point improvement from a gross profit margin of 37.8% in the comparable period last year.  This improvement reflects a 150 basis point improvement in shrinkage and scrap and a 70 basis point improvement in purchase cost margin. The Company believes that this improvement in gross margin is due to its focus on reducing spoilage and containing other shrinkage versus an abnormally high shrinkage reported in fiscal 2008 and new buying and merchandising initiatives. The improvement in purchase cost margin is also as a result of the full year effect of new pricing strategies including variable pricing that were implemented in the second half of fiscal 2008, and an increase in all of its price points by adding 99/100 of one cent to every price point (e.g. 99¢ increased to 99.99¢) implemented in September 2008.  The pricing strategies increased gross profit, but were partially offset by a shift in the sales mix towards lower margin categories.

Non-Texas operating expenses were $98.6 million, or 33.0% of sales, in the fiscal 2009 fourth quarter versus $97.4 million, or 37.2% of sales, in the fourth quarter of the prior year.  The Company’s improved operating expense ratio is a result of across the board decreases in the components of operating expense.  This is a key objective in the Company’s profit improvement plan.  A primary driver of this improvement is decreased store labor costs despite minimum wage increases in Arizona and Nevada, reflecting higher labor productivity, contributing to a decrease of 240 basis points in retail operating costs.  Additionally, the Company’s distribution and transportation costs improved 90 basis points, and corporate G&A costs were reduced by 80 basis points during this quarter to 4.5% of non-Texas sales as compared to 5.3% of non-Texas sales in the fourth quarter of fiscal 2008.

Non-Texas operating income for the fourth quarter of fiscal 2009 was $14.1 million, an operating margin of 4.7% of sales, compared to an operating loss of $4.6 million and an operating deficit of negative 1.8% of sales in the fourth quarter of fiscal 2008.  This represents an operating margin improvement of 650 basis points.

Fourth Quarter Analysis of Texas Operations

The Company announced on February 2, 2009 that some of its Texas stores were expected to be closed by the end of fiscal 2009, and that it had suspended plans to exit the Texas market for up to six months to re-evaluate its Texas operations.  Four Texas stores were closed during the fourth quarter of fiscal 2009, and 10 Texas stores were closed in the first quarter of fiscal 2010 by April 13, 2009.

Retail sales for the Company’s Texas operations were $29.4 million in the fourth quarter of fiscal 2009, a 7% increase from retail sales of $27.5 million in the comparable period last year.  Same-store sales for the fourth quarter increased 8.8% in Texas.

Gross profit for the Company’s Texas operations was $10.3 million in the fourth quarter of fiscal 2009, compared to $9.3 million the fourth quarter of fiscal 2008.  This equates to a gross profit margin of 33.8% for the fourth quarter of fiscal 2009, a 200 basis point improvement from a gross profit margin of 31.8% in the comparable period last year.  This improvement reflects a 90 basis point improvement in purchase cost margins and a 140 basis point improvement in shrinkage and scrap.

Texas operating expenses were $13.0 million, or 42.6% of sales, in the fiscal 2009 fourth quarter versus $11.6 million, or 39.8% of sales, in the fourth quarter of the prior year.  Texas SG&A costs for the fourth quarter of fiscal 2009 include lease termination charges of $1.3 million related to the closing of four Texas stores.  Additional lease termination charges of approximately $1.5 million to $2.0 million will be accrued in the first quarter of fiscal 2010 for the ten stores closed between March 29 and April 13, 2009.

Texas operating loss for the fourth quarter of fiscal 2009 was $4.3 million including one-time costs associated with closing four stores, compared to a $4.7 million loss for the fourth quarter of fiscal 2008.

CASH AND LIQUIDITY

As of the end of the fourth quarter, the Company held $141.3 million in cash and short and long term marketable securities, and had no debt.

SHARE REPURCHASE PROGRAM

During the fourth quarter, the Company repurchased 1,541,918 shares of its common stock in the open market for a total expenditure of approximately $12.0 million.  During fiscal 2009, the Company repurchased 1,660,296 shares for a total expenditure of $12.9 million. At the end of fiscal 2009, the Company had approximately $17.1 million available for potential future repurchases under its $30 million share repurchase program originally authorized in June 2008.

OUTLOOK

The Company is ahead of its previously stated fiscal 2009 profit improvement goal of achieving an earnings before taxes margin of 170 basis points and we believe we are well on track to establish an earnings before taxes margin of at least 470 basis points by fiscal 2012.  The recent fourth quarter performance of 470 basis points for non-Texas operating profit (see Table 1) and 310 basis points for consolidated earnings before taxes shows promising progress toward this long term goal.  The fiscal 2009 full year performance also exceeded expectations, with 330 basis points for non-Texas operating profit (see Table 2) and 205 basis points for consolidated earnings before taxes (excluding one-time Texas write-offs of $12.9 million, but including Texas operating losses).

For fiscal 2010, the Company believes it will continue to make progress toward achieving its long-term profit improvement plan. We believe that the current challenging economy will continue to generate opportunities for the Company, including motivating new customers to shop 99¢ Only Stores to save more on their everyday household items. However, it is uncertain how potential future inflationary pressures, and the Company’s upcoming decisions on its Texas operations, will ultimately impact profit improvement, and the Company would be pleased to maintain the profitability demonstrated in the fourth quarter of fiscal 2009 for fiscal 2010.

Long term, the Company believes that its previously announced fiscal 2012 goal to reduce distribution and transportation costs to 5.5% of sales can be exceeded by that date, and also believes an earnings before taxes goal of over 5% of sales is attainable by that date. Additional costs associated with renewed growth and an uncertain economy may result in significant variation in profitability from quarter to quarter and year to year for 99¢ Only Stores. The Company remains intensely focused on continuing to build upon its positive sales momentum and improving operating efficiencies and profitability in the short and long term.

CONFERENCE CALL DETAILS

The Company’s conference call to discuss our fourth quarter and the other matters described in this release is scheduled for today, June 9, 2009 at 1:30 p.m. Pacific Time.  Investors interested in participating in the live call can dial (866) 900-3561 from the U.S.A. and international callers can dial (816) 249-4306.  Please phone in approximately 10 minutes before the call is scheduled to begin and hold for an InterCall operator to assist you.  Please inform the operator that you are calling in for 99¢ Only Stores’ Fourth Quarter Fiscal 2009 Earnings Release conference call, and be prepared to provide the operator with your name, company name, and position if requested.  A telephone replay will be available approximately two hours after the call concludes and will be available through Tuesday, June 23, 2009, by dialing (800) 642-1687 from the U.S.A., or (706) 645-9291 from international locations, and entering confirmation code 12894574.

A copy of this press release and any other financial and statistical information about the period to be presented in the conference call will be available prior to the call at the section of the Company’s website entitled “Investor Relations” at www.99only.com.

99¢ ONLY STORES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	March 28, 2009	March 29, 2008
ASSETS
Current Assets:
Cash	$21,930	$9,462
Short-term investments	93,049	80,393
Accounts receivable, net of allowance for doubtful accounts of $44 and $159 as of March 28, 2009 and March 29, 2008, respectively	2,490	2,144
Income taxes receivable	1,161	2,712
Deferred income taxes	32,861	29,221
Inventories, net	151,928	138,167
Assets held for sale	7,753	8,724
Other	4,038	7,217
Total current assets	315,210	278,040
Property and equipment, net	271,286	287,082
Long-term deferred income taxes	35,685	27,906
Long-term investments in marketable securities	26,351	41,852
Deposits and other assets	14,341	14,530
Total assets	$662,873	$649,410

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$36,009	$25,048
Payroll and payroll-related	13,731	10,181
Sales tax	5,334	5,527
Other accrued expenses	23,342	16,511
Workers’ compensation	44,364	42,814
Current portion of capital lease obligation	65	59
Construction loan, current	—	7,319
Total current liabilities	122,845	107,459
Deferred rent	10,318	10,663
Deferred compensation liability	2,995	4,213
Capital lease obligation, net of current portion	519	584
Other liabilities	2,339	—
Total liabilities	139,016	122,919

Commitments and contingencies
Shareholders’ Equity:
Preferred stock, no par value – authorized, 1,000,000 shares; no shares issued or outstanding	—	—
Common stock, no par value – authorized, 200,000,000 shares; issued and outstanding, 68,407,486 shares at March 28, 2009 and 70,060,491 shares at March 29, 2008	231,867	228,673
Retained earnings	294,081	298,478
Other comprehensive loss	(2,091)	(660)
Total shareholders’ equity	523,857	526,491
Total liabilities and shareholders’ equity	$662,873	$649,410

99¢ ONLY STORES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
	Years Ended
	March 28, 2009	March 29, 2008	March 31, 2007
Net Sales:
99¢ Only Stores	$1,262,119	$1,158,856	$1,064,518
Bargain Wholesale	40,817	40,518	40,178
Total sales	1,302,936	1,199,374	1,104,696
Cost of sales (excluding depreciation and amortization expense shown separately below)	791,121	738,499	672,101
Gross profit	511,815	460,875	432,595
Selling, general and administrative expenses:
Operating expenses (includes asset impairment of $10,335, $531 and $0 for the years ended March 28, 2009, March 29, 2008 and March 31, 2007	464,635	433,940	393,351
Depreciation and amortization	34,266	33,321	32,675
Total selling, general and administrative expenses	498,901	467,261	426,026
Operating income (loss)	12,914	(6,386)	6,569
Other (income) expense:
Interest income	(3,508)	(7,182)	(7,948)
Interest expense	937	953	1,181
Other	1,578	(445)	(665)
Total other (income), net	(993)	(6,674)	(7,432)
Income before provision for income taxes and minority interest	13,907	288	14,001
Provision (benefit) for income taxes	4,069	(2,605)	4,239
Net income before minority interest	9,838	2,893	9,762
Minority interest	(1,357)	—	—
Net income	$8,481	$2,893	$9,762

Earnings per common share:
Basic	$0.12	$0.04	$0.14
Diluted	$0.12	$0.04	$0.14

Weighted average number of common shares outstanding:
Basic	69,987	70,044	69,862
Diluted	70,037	70,117	70,017

99¢ ONLY STORES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, except per share data)
	Years Ended
	March 28, 2009	March 29, 2008	March 31, 2007

Cash flows from operating activities:
Net income	$8,481	$2,893	$9,762
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	34,266	33,321	32,675
Loss on disposal of fixed assets	791	124	171
Gain on sale of partnerships	(706)	—	—
Fixed assets impairment	10,355	531	—
Investments impairment	1,677	—	—
Minority interest in partnership	1,357	—	—
Excess tax deficiency (benefit) from share-based payment arrangements	10	(130)	(645)
Deferred income taxes	(11,419)	(11,024)	(5,934)
Stock-based compensation expense	3,136	4,184	5,224
Tax benefit from exercise of non qualified employee stock options	—	263	1,032
Changes in assets and liabilities associated with operating activities:
Accounts receivable	(346)	543	506
Inventories	(11,617)	13,750	(11,887)
Deposits and other assets	(435)	3,031	(3,533)
Accounts payable	10,619	(5,676)	(9,398)
Accrued expenses	11,678	1,644	4,672
Accrued workers’ compensation	1,550	(673)	(738)
Income taxes	1,551	72	6,013
Deferred rent	(345)	2,343	586
Other long-term assets	2,339	—	—
Net cash provided by operating activities	62,942	45,196	28,506

Cash flows from investing activities:
Purchases of property and equipment	(34,222)	(54,388)	(47,007)
Proceeds from sale of fixed assets	508	—	—
Purchase of investments	(60,739)	(151,377)	(125,991)
Sale and maturity of available for sale securities	59,205	168,142	137,366
Proceeds from sale of partnership assets	2,218	—	—
Acquisition of partnership assets	(4,565)	—	—
Net cash used in investing activities	(37,595)	(37,623)	(35,632)

Cash flows from financing activities:
Repurchase of common stock	(12,878)	—	—
Payments of capital lease obligation	(59)	(56)	(75)
Proceeds from exercise of stock options	68	812	1,456
Proceeds from the consolidation of construction loan	—	20	1,125
Excess tax benefit (deficiency) from share-based payment arrangements	(10)	130	645
Net cash (used in) provided by financing activities	(12,879)	906	3,151
Net increase (decrease) in cash	12,468	8,479	(3,975)
Cash - beginning of period	9,462	983	4,958
Cash - end of period	$21,930	$9,462	$983

99¢ ONLY STORES
Fourth Quarter Fiscal 2009 Unaudited Management Analysis of Non-Texas and Texas Operations and Reconciliation to GAAP Statements

TABLE 1

Description	Non-Texas		Non-Texas		Texas		Texas		Consolidated		Consolidated
	Q4%		Q4%		Q4%		Q4%		Q4%		Q4%
($ millions) (2)	FY09	Sales	FY08	Sales	FY09	Sales	FY08	Sales	FY09	Sales	FY08	Sales
Revenues
Retail	$289.6		$253.3		$29.4		$27.5		$319.0		$280.8
Bargain Wholesale	$9.0		$8.2		$1.2		$1.6		$10.1		$9.8
Total	$298.6	100%	$261.4	100%	$30.6	100%	$29.1	100%	$329.2	100%	$290.5	100%

Cost of Goods Sold
Purchase Cost	$169.4	56.7%	$150.0	57.4%	$17.5	57.2%	$16.9	58.1%	$186.8	56.8%	$166.9	57.5%
Shrink (including scrap)	$8.9	3.0%	$11.8	4.5%	$2.2	7.3%	$2.5	8.6%	$11.2	3.4%	$14.4	4.9%
Other	$1.2	0.4%	$.7	0.3%	$.5	1.8%	$.4	1.5%	$1.7	0.5%	$1.1	0.4%
Total Cost of Goods Sold	$179.5	60.1%	$162.5	62.2%	$20.3	66.2%	$19.8	68.2%	$199.7	60.7%	$182.4	62.8%

Gross Margin	$119.1	39.9%	$98.9	37.8%	$10.3	33.8%	$9.3	31.8%	$129.4	39.3%	$108.1	37.2%

Selling, General and Administrative Expenses
Retail Operating	$69.0	23.1%	$66.7	25.5%	$9.0	29.5%	$9.1	31.3%	$78.1	23.7%	$75.8	26.1%
Distribution and Transportation	$14.9	5.0%	$15.5	5.9%	$2.4	8.0%	$2.2	7.4%	$17.3	5.3%	$17.7	6.1%
Corporate G&A	$13.5	4.5%	$13.9	5.3%	$.4	1.4%	$.3	1.1%	$14.0	4.2%	$14.2	4.9%
Other (1)	$1.2	0.4%	$1.2	0.5%	$1.1	3.7%	$.0	0.0%	$2.3	0.7%	$1.2	0.4%
Operating Expenses	$98.6	33.0%	$97.4	37.2%	$13.0	42.6%	$11.6	39.8%	$111.6	33.9%	$108.9	37.5%
Depreciation and Amortization	$6.4	2.2%	$6.1	2.4%	$1.6	5.3%	$2.4	8.3%	$8.0	2.4%	$8.6	2.9%
Total Operating Expenses	$105.0	35.2%	$103.5	39.6%	$14.6	47.9%	$14.0	48.1%	$119.7	36.4%	$117.5	40.4%

Operating income (loss)	$14.1	4.7%	$(4.6)	-1.8%	$(4.3)	-14.1%	$(4.7)	-16.3%	$9.8	3.0%	$(9.4)	-3.2%

Other (Income) Expense, net									$(.3)	-0.1%	$(1.3)	-0.5%
Income (loss) before provision (benefit) for income taxes and Minority interest									$10.1	3.1%	$(8.1)	-2.8%

Provision (benefit) for Income Taxes									$3.1	0.9%	$(3.7)	-1.3%
Income (loss) before minority interest									$7.0	2.1%	$(4.4)	-1.5%

Minority Interest									$.0	0.0%	$.0	0.0%
Net income (loss)									$7.0	2.1%	$(4.4)	-1.5%

EPS
Basic									$0.10		$(0.06)
Diluted									$0.10		$(0.06)
Shares Outstanding
Basic									69,887		70,060
Diluted									69,895		70,060

(1)	Other SG&A includes Stock-based compensation, SG&A for the Bargain Wholesale division and Texas lease termination costs
(2)	Dollar amounts and percentages may not add up due to rounding.

99¢ ONLY STORES
Full-Year Fiscal 2009 Unaudited Management Analysis of Non-Texas and Texas Operations and Reconciliation to GAAP Statements

TABLE 2

Description	Non-Texas		Texas		Consolidated		Consolidated

($ millions) (3)	FY09	% Sales	FY09	% Sales	FY09	% Sales	FY08	% Sales
Revenues
Retail	$1,138.8		$123.3		$1,262.1		$1,158.9
Bargain Wholesale	$34.8		$6.0		$40.8		$40.5
Total	$1,173.6	100%	$129.4	100%	$1,302.9	100%	$1,199.40	100%

Cost of Goods Sold
Purchase Cost	$669.8	57.1%	$74.2	57.3%	$743.9	57.1%	$691.8	57.7%
Shrink (including scrap)	$34.1	2.9%	$7.1	5.5%	$41.2	3.2%	$42.9	3.6%
Other	$3.3	0.3%	$2.6	2.0%	$6.0	0.5%	$3.8	0.3%
Total Cost of Goods Sold	$707.3	60.3%	$83.9	64.8%	$791.1	60.7%	$738.5	61.6%

Gross Margin	$466.3	39.7%	$45.5	35.2%	$511.8	39.3%	$460.9	38.4%

Selling, General and Administrative Expenses
Retail Operating	$279.4	23.8%	$38.4	29.7%	$317.8	24.4%	$302.7	25.2%
Distribution and Transportation	$64.9	5.5%	$9.1	7.1%	$74.1	5.7%	$72.1	6.0%
Corporate G&A	$52.6	4.5%	$2.4	1.9%	$55.0	4.2%	$51.9	4.3%
Other (1)	$4.9	0.4%	$12.9	10.0%	$17.7	1.4%	$7.3	0.6%
Operating Expenses	$401.8	34.2%	$62.8	48.6%	$464.6	35.7%	$434.0	36.2%
Depreciation and Amortization	$25.8	2.2%	$8.5	6.6%	$34.3	2.6%	$33.3	2.8%
Total Operating Expenses	$427.6	36.4%	$71.3	55.1%	$498.9	38.3%	$467.3	39.0%

Operating income (loss)	$38.8	3.3%	$(25.8)	-20.0%	$12.9	1.0%	$(6.4)	-0.5%

Other (Income) and Expense (2)					$(1.0)	-0.1%	$(6.7)	-0.6%
Income before provision for income taxes and minority interest					$13.9	1.1%	$0.3	0.0%

Provision (benefit) for Income Taxes					$4.1	0.3%	$(2.6)	-0.2%
Income before minority interest					$9.8	0.8%	$2.9	0.2%

Minority Interest					$(1.4)	-0.1%	$.0	0.0%
Net income					$8.5	0.7%	$2.9	0.2%

EPS
Basic					$0.12		$0.04
Diluted					$0.12		$0.04
Shares Outstanding
Basic					69,987		70,044
Diluted					70,037		70,117

(1)
Other SG&A includes Stock-based compensation, Minority interest, Partnership gains and losses, Store asset impairment, Severance payments, lease termination costs related to Texas stores' closure and SG&A for the Bargain Wholesale division.

(2)	Includes FY09 investment impairment of $1.7 million.
(3)	Dollar amounts and percentages may not add up due to rounding.

*                         *                         *                         *                         *

Founded over 25 years ago, 99¢ Only Stores® operates 271 extreme value retail stores with 200 in California, 34 in Texas, 25 in Arizona and 12 in Nevada. 99¢ Only Stores® emphasizes quality name-brand consumables, priced at an excellent value, in convenient, attractively merchandised stores. Over half of the Company’s sales come from food and beverages, including produce, dairy, deli and frozen foods, along with organic and gourmet foods. The Company’s New York Stock Exchange symbol is NDN.

We have included statements in this release that constitute "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act and Section 27A of the Securities Act. The words "expect," "estimate," "anticipate," "predict," "believe," “intend” and similar expressions and variations thereof are intended to identify forward-looking statements. Such statements appear in this release and include statements regarding the intent, belief or current expectations of the Company, its directors or officers with respect to, among other things, trends affecting the financial condition or results of operations of the Company, the business and growth strategies of the Company, future actions with respect to our Texas market and the results of the Company’s operational and other improvements, including pursuant to the Company’s profit improvement plan. The shareholders of the Company and other readers are cautioned not to put undue reliance on such forward-looking statements. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those projected in this release for the reasons, among others, discussed herein and in the reports and other documents the Company files from time to time with the Securities and Exchange Commission, including the risk factors contained in the Section – “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

Note to Editors: 99¢ Only Stores® news releases and information available at www.99only.com.  Contact Rob Kautz, EVP & CFO, 323-881-1293